Exhibit 10.2

March 16, 2021

Christopher Hundley

[redacted]

RE: Offer of Employment

Dear Mr. Hundley,

On behalf of AudioEye, Inc., a Delaware corporation, I am pleased to offer you a position as Chief Technology Officer. This offer is contingent upon your ability to provide proof of valid work authorization, and if applicable, the renewal of any temporary work authorization or change to permanent work authorization, compliance with AudioEye’s Policies and Procedures which include a Non-compete clause and your passing of AudioEye, Inc.’s prospective employee background review. The background review consists of a drug test, reference checks, a state and federal criminal background check. Furthermore, you certify your understanding that the first three months of your employment is an introductory period as outlined in the employee handbook.

We anticipate your first day of employment to be on or about March 22, 2021and you will be reporting directly to David Moradi, Chief Executive Officer.

Your base compensation will be a bi-monthly salary of $14,583.34, which equates to an annual base salary of $350,000.

In addition, you will be granted $1.7 million worth of Restricted Stock Units (RSUs). Sixty-percent (60%) of such RSU’s will vest annually in equal installments on each of the first three anniversaries of that date that your employment with the Company commences, provided you are continuously employed through those dates. Forty-percent (40%) of such RSU’s (the “Performance RSU’s”) will vest annually in equal amounts over the same three (3)-year period subject to the achievement of annual performance targets agreed upon by you and the Company, provided that you are continually employed through those dates. The value of the RSUs will be determined on your start date by reference to the prior 10-day VWAP of our shares of Common Stock on Nasdaq.  Any such RSUs are subject to the terms of the Company’s applicable incentive compensation plan, the attendant RSU agreement and approval by the Board of Directors of the Company, and may be adjusted in the event of any stock split, stock dividend or other similar, recapitalization or other similar event.

Furthermore, as an AudioEye, Inc. employee, you will have the opportunity to participate, subject to the expressed terms and conditions of the respective plans, in a comprehensive package of benefit plans subject to plan or program eligibility requirements. The Company reserves the right to change or rescind its benefit plans and programs and the Company may, in its discretion, alter employee contribution levels. At present, Company benefits include, among other things, flexible paid time off and certain other permitted leaves as described more fully in the Company’s Employee Handbook. The Company also currently maintains a medical insurance and 401K plan with respect to which you will be provided appropriate information and enrollment documents.

During New Hire Orientation you will be provided a copy of the employee handbook, which describes AudioEye’s policies and procedures that will govern certain aspects of your employment. This information will also include an outline of the benefits that are available to you, as well as the eligibility dates.

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor AudioEye, Inc. has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with AudioEye, Inc. at any time, with or without cause or advance notice. Likewise, AudioEye, Inc. will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.

Christopher, we are excited about having you join the AudioEye team. Should you have any questions in the meantime, please do not hesitate to contact me.

To indicate acceptance of this offer, please sign this letter in the space provided and return as soon as possible. We look forward to having you join AudioEye, Inc.

Sincerely,

/s/ Brittani Morelli

Brittani Morelli

Director of Human Resources

If you agree with the above outline, please sign below and return. This offer will expire in three (3) days.

Agreed to and accepted:

Name: Christopher Hundley

/s/ Christopher Hundley

(Signature)

3/16/21

Date: